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                                                                      Exhibit 12
                                                                      ----------


                     ARGO-TECH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                                       Fiscal Year Ended

                                            October 30,      October 29       October 28,      October 26,      October 25,
                                              1993             1994             1995              1998             1997
                                           --------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
Historical:
  Income from operations                     $  10,651        $  10,644        $  15,059        $  19,248        $  26,666
  Other, net                                       127               75            (588)            (142)            (388)
                                             ---------        ---------        ---------        ---------        ---------
Earnings as Adjusted                         $  10,524        $  10,569        $  15,647        $  19,390        $  27,054
                                             =========        =========        =========        =========        =========
  Fixed charges:
  Interest expense                           $  10,371        $  10,117        $  11,924        $  10,138        $  12,827
                                             =========        =========        =========        =========        =========

Ratio of Earnings to Fixed                        1.0x             1.0x             1.3x             1.9x             2.1x
Charges
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